Exhibit 99.1

PRESS RELEASE

Monterey Gourmet Foods, Inc.

528 Moffett Street, Salinas CA 93905

831/753-6262

CONTACT:                                 Jim Williams, Chief Executive Officer, Ext 118 jimw@montereygourmetfoods.com
Scott Wheeler, Chief Financial Officer, Ext 141 scottw@montereygourmetfoods.com

FOR IMMEDIATE RELEASE

Monterey Gourmet Foods Acquires 60% Ownership in Casual Gourmet Foods, Inc.

•                  Gains unique products in growing category for Monterey Gourmet Foods

•                  Continues strategy of diversification and growth in the refrigerated specialty gourmet foods market

                SALINAS, CA (January 12, 2005) Monterey Gourmet Foods, Inc. (NASDAQ:PSTA) announced today that it has acquired 60% ownership in Casual Gourmet Foods (CGF), a leading marketer of refrigerated specialty food products.  Monterey Gourmet Foods (MGF) paid CGF shareholders $6.0 million cash for 60% of the company.  Additionally, the acquisition agreement provides for the purchase of the remaining 40% ownership over the next three years.  CGF will continue during that period to operate as a separate entity under its current management.

CGF, with annual sales of over $13 million, markets a wide range of refrigerated branded specialty items, including chicken sausages, chicken burgers, and gourmet soups.  Their products are sold in club stores and retail food stores in 38 states.  Some of their most popular sausage items include red bell pepper with basil, and spinach with Asiago cheese.  Their lobster bisque soup is also a strong seller.  Additional information about CGF can be found on its website at www.cgfoods.com.

Jim Williams, Monterey Gourmet’s President and CEO, commented, “Casual Gourmet represents a valuable addition to Monterey Gourmet Foods and is expected to be accretive to earnings in 2005.  This acquisition supports our growth strategy in the specialty premium refrigerated food category.  Casual Gourmet’s great-tasting lower fat, low-calorie sausages and burgers fit well with today’s consumer interested in unique and healthy food choices.  CGF sausage products are positioned in the fast growing healthy gourmet segment of the large cooked sausage category.  Their refrigerated, fully cooked soups cater to the time-starved consumer looking for premium gourmet meal options.  Like MGF, Casual Gourmet competes in the refrigerated sections in club and retail food store channels, so there are several synergies available between our two companies.  We envision expanding the existing Casual Gourmet brand, developing new products, and increasing distribution in club, retail, and potentially other channels.”

Commenting on the CGF team, Williams stated, “We are very pleased to be working with Ben Rizzo, CEO, Dave Canarelli, COO and Robert Hapanowicz, CFO.  They bring a long history of food industry leadership and are the right team to head up our efforts in this new endeavor.  They have guided CGF through a very aggressive growth phase over the last several years, and achieved a sales increase of more than 50% in 2004 compared to 2003.  CGF will function as a relatively autonomous entity, while working with Monterey Gourmet Foods to maximize synergies and efficiencies.”

CGF’s Ben Rizzo commented, “Monterey Gourmet’s high quality products are a great fit with those of Casual Gourmet.  We are very excited about the opportunities to grow the Casual Gourmet brand through this alliance.”

This press release contains forward-looking statements concerning the effect of Monterey Gourmet Foods’ corporate acquisitions and product innovations on projected sales for future periods, including without limitation statements including such terms as “is expected to be accretive to earnings”, “is……growing”, “are positioned in the fast growing ….. segment”,  “envision”, potentially”, and “maximize synergies and efficiencies.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events.  Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements.  Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements.  Among the factors that could cause Monterey Gourmet Foods’ actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of CGF’s operations, processes, and products, (ii) a significant  reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers, (iv) the Company’s ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, (v) the timely and cost-effective introduction of new products in the coming months, (vi) the utilization of the recently-completed plant expansion and the increased fixed costs associated with increased plant capacity, (vii) retention of key personnel and retention of key management, (viii) the risks inherent in food production, (ix) intense competition in the market in which the Monterey Gourmet competes and (x)  Monterey Gourmet’s ability to source competitively priced raw materials to achieve historical operating margins.  In addition, Monterey Gourmet’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where Monterey Gourmet competes.

Monterey Gourmet has provided additional information regarding risks associated with the business in its Annual Report on Form 10-K for fiscal 2003, and its Reports of Material Event on Forms 8-K filed February 5, 2004, February 10, 2004, Monterey Gourmet Foods undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) California,  its organic food production facility in Eugene, Oregon and its recently acquired facility in Seattle, Washington.  Monterey Gourmet Foods has national distribution of its products in over 9,700 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.

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